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               ACTIVE ASSETS GOVERNMENT SECURITIES TRUST

     Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.


(16) The Trust's current yield for the seven days ending
     June 30, 1998

     (A-B)   x   365/N

     (1.000932-1) x  365/7        =                    4.86%

     The Trust's effective annualized yield for the seven days ending June 30, 1998

            365/N
     A                    - 1

             365/7
     1.000932             - 1     =                    4.98%

     A =  Value of  a share of the Trust at end of period.
     B =  Value of  a share of the Trust at beginning of period.
     N =  Number of days in the  period.

CALCULATION

(1.000932 - 1)  x  365/7
    =              4.86%

((1.000932)  ^  52.142857 - 1)
    =              4.98%